ARTICLES OF INCORPORATION

                                       OF

                                 OMI CORPORATION

                                    * * * * *

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATION ACT.

         The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporation Act (hereinafter sometimes called the "BCA"), does hereby make, subscribe, acknowledge and file with Registrar of Corporations this instrument for that purpose, as follows:

               FIRST. The name of the corporation shall be OMI Corporation.

               SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

               THIRD. The registered address of the Corporation in the Marshall Islands is R.R.E. Commercial Center, Delap Wing Suite 201, P.O. Box 1405 Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

               FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000), of which stock five million (5,000,000) registered shares of the par

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value of one dollar (US$1.00) each, amounting in the aggregate to five million dollars (US$5,000,000), shall be Preferred Stock, and of which one hundred fifty million (150,000,000) registered shares of the par value of fifty cents (US$.50) each, amounting in the aggregate to seventy-five million dollars
(US$75,000,000), shall be Common Stock.

         The rights, preferences and limitations of said classes of stock are as follows:
                  1. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:

                  (a) The distinctive serial designation of such series which shall distinguish it from other series;

                  (b) The number of shares included in such series, which number may be increased or decreased from time to time to the extent unissued, authorized shares of Preferred Stock remain available for such purpose, unless otherwise provided by the Board of Directors in creating the series;

                  (c) The annual dividend rate (or method for determining such rate) for shares of such series and the date or dates upon which such dividends shall be payable;

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                  (d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining the date or dates) from which dividends on the shares of such series shall be cumulative;

                  (e) The amount or amounts (or the method for determining the amount or amounts) which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (f) The price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

                  (g) The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

                  (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates (or method for determining same) of conversion and the terms and conditions of

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         any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder or the Corporation into shares of any class of stock or into shares of any other series of Preferred Stock;

                  (i) The voting rights, if any, of the shares of such series in addition to those required by law;

                  (j) The ranking of the shares of the series as compared with shares of other series of Preferred Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (k) Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

                  2. The Preferred Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of any one series of Preferred Stock shall be identical with each other in all respects except as the Board of Directors shall have otherwise fixed the date or dates from and after which dividends thereon shall be cumulative.

                  3. No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive

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right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

                  4. Except as otherwise provided by the Board of Directors in accordance with paragraph 1 above in respect of any series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share.

                  FIFTH. The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.

                  SIXTH. (a) The number of directors constituting the entire Board of Directors shall be not less than five nor more than fifteen, as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board of Directors shall be nine unless and until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of Directors. The phrase "66 2/3% of the entire Board of Directors" as used in these Articles of Incorporation shall be deemed to refer to 66 2/3% of the number of

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directors constituting the Board of Directors as provided in or pursuant to this
Section (a) of this Article Sixth, without regard to any vacancies then existing.

                  (b) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the filing of these Articles of Incorporation with the Registrar of Corporations responsible for non-resident corporations, the shareholders of the Corporation shall hold an organization meeting to divide the Board of Directors into three classes, with the term of office of the first class to expire at the 1998 Annual Meeting of Shareholders, the term of office of the second class to expire at the 1999 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2000 Annual Meeting of Shareholders. Commencing with the 1998 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office

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until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

                  (c) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the

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Corporation, the provisions of this Section (c) of this Article Sixth shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

                  (d) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Sixth.

                  SEVENTH. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation by a vote of not less than 66 2/3% of the entire Board of Directors, and the shareholders may not make additional by-laws and may not alter or repeal any by-law.

                  Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Seventh.

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                  EIGHTH. Special meetings of the shareholders may be called exclusively by the Board of Directors. If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the organization of the corporation or after its last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than one (1) nor more than two (2) months from the date of such call. The secretary of the corporation upon receiving the written demand shall promptly give notice of such meeting, or if the secretary fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice.

                  Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eighth.

                  NINTH. (a) In addition to the requirements of the provisions of any series of Preferred Stock which may be outstanding, and whether or not a vote of

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the shareholders is otherwise required, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required for the approval or authorization of any Business Transaction with a Related Person, or any Business Transaction in which a Related Person has an interest (except proportionately as a shareholder of the Corporation); provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (1) Continuing Directors at the time constitute at least a majority of the entire Board of Directors of the Corporation and have expressly approved the Business Transaction by at least a two-thirds vote of such Continuing Directors, or (2) all of the following conditions are satisfied:

                  (A) the Business Transaction is a merger or consolidation or sale of substantially all of the assets of the Corporation, and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation (other than such Related Person) in connection with such Business Transaction is at least equal in value to such Related Person's Highest Purchase Price;

                  (B) after such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the Voting Stock and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial

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         Owner of not less than ten percent (10%) of the Voting Stock or (ii) as a result of a pro rata stock dividend or stock split; and

                  (C) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder of the Corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party.

                  (b) For the purpose of this Article Ninth:

                  (1) The term "Business Transaction" shall mean (A) any merger or consolidation to which the Corporation or a Subsidiary of the Corporation is a party, (B) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including, without limitation, a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a Subsidiary of the Corporation, (C) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity to the Corporation or a Subsidiary of the Corporation, (D) the issuance, sale, exchange, transfer or other disposition by the Corporation or a Subsidiary of the Corporation of any

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         securities of the Corporation or any Subsidiary of the Corporation, (E)
         any recapitalization or reclassification of the securities of the Corporation (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (F) any liquidation, spinoff, splitoff, splitup or dissolution of the Corporation, and (G) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

                  (2) The term "Related Person" shall mean and include (A) any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of not less than ten percent (10%) of the Voting Stock or was the Beneficial Owner of not less than ten percent (10%) of the Voting Stock (i) at the time the agreement providing for the Business Transaction (including any amendment thereof) was entered into, (ii) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation or (iii) as of the record date for the determination of shareholders entitled to notice of and to vote on, or consent to, the Business Transaction, and
         (B) any Affiliate or Associate of any individual, corporation, partnership, group, association or other person or entity included among those constituting a Related Person under clause (A) of this Section

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         (b)(2) of Article Ninth; provided, however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the Corporation, a wholly-owned subsidiary of the Corporation, any employee stock ownership or other employee benefit plan of the Corporation or any wholly-owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

                  (3) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on December 31, 1997; provided, however, and without limitation that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed a Beneficial Owner of such Voting Stock.

                  (4) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation (including any brokerage commissions, transfer taxes and soliciting dealers' fees) in the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock or at any time while such Related Person was a

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         Related Person or at any time within the ninety (90) days prior to such
         Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock; provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of Common Stock of the Corporation, or the payment of a stock dividend thereon, between the last date upon which such Related Person paid the Highest Purchase Price and the effective date of the merger or consolidation or the date of distribution to shareholders of the Corporation of the proceeds from the sale of substantially all of the assets of the Corporation referred to in subparagraph (A) of Section
         (a)(2) of this Article Ninth.

                  (5) The term "Substantial Part" shall mean more than twenty percent (20%) of the fair market value of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

                  (6) In the event of a merger in which the Corporation is the surviving corporation, for the purpose of subparagraph (A) of Section
         (a)(2) of this Article Ninth, the phrase "property, securities or other consideration

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         to be received" shall include, without limitation, Common Stock of the
         Corporation retained by its shareholders (other than such Related Person).

                  (7) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article Ninth as one class.

                  (8) The term "Continuing Director" shall mean a director who
         (A) was a member of the Board of Directors on June 15, 1998, or (B) was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person, or (C) became a director of the Corporation after the time such Related Person became a Related Person and whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters of the Continuing Directors then on the Board.

                  (9) "Subsidiary" of any person shall mean any other corporation or other entity of which a majority of the voting stock or other voting interest is owned, directly or indirectly, by such person.

                  (9) The term "Affiliate", used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

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                  (10) The term "Associate", used to indicate a relationship with a specified person, shall mean (A) any corporation, partnership or other organization of which such specified person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the Corporation or any of its parents or subsidiaries and (D) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or any wholly-owned subsidiary of the Corporation).

                  (c) For the purpose of this Article Ninth, if the Continuing Directors constitute at least a majority of the entire Board of Directors of the Corporation, then two-thirds of such Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (1) the number of shares of Voting Stock of which any person is the Beneficial Owner, (2) whether a person is an Affiliate or Associate of another,
(3) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (4) whether the assets

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subject to any Business Transaction constitute a Substantial Part, (5) whether any Business Transaction is one in which a Related Person has an interest (except proportionately as a shareholder of the Corporation), (6) whether a Related Person, directly or indirectly, has received or is entitled to receive the benefits or caused any of the changes referred to in subparagraph (C) of Section (a)(2) of this Article Ninth, and (7) such other matters with respect to which a determination is required under this Article Ninth.

                  (d) Nothing contained in this Article Ninth shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

                  (e) Notwithstanding any other provision contained herein, this Article Ninth shall not apply to the distribution by OMI Corp., a Delaware corporation ("OMI") to its shareholders of all the outstanding shares of Common Stock of the Corporation owned by OMI.

                  (f) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.

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                  TENTH. (a) The affirmative vote of the Board of Directors
followed by the affirmative vote of the holders of not less than a majority of the Voting Stock (as hereinafter defined) of the Corporation shall be required before the Corporation may purchase any outstanding shares of Common Stock of the Corporation at a price known by the Corporation to be above Market Price (as hereinafter defined) from a person known by the Corporation to be a Selling Shareholder (as hereinafter defined), unless the purchase is made by the Corporation on the same terms and as a result of a duly authorized offer open to all shareholders to purchase any of the outstanding shares of Common Stock of the Corporation.

         (b) For purposes of ARTICLE TENTH:

                  (1) The term "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered as one class.

                  (2) The majority vote required by Section (a), when applicable, shall be in addition to any lesser vote or no vote required or permitted by law or these Articles of Incorporation exclusive of this ARTICLE TENTH and the shares of the Selling Shareholder, shall, for this purpose, be counted as having abstained regardless of how they have been voted.

                  (3) The term "Market Price" shall mean the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of the Common Stock of the Corporation on the Composite Tape for

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         New York Stock Exchange Issues, or, if such stock is not quoted on the
         Composite Tape or is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question of the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock.

                  (4) The term "Selling Shareholder" shall mean and include any person who or which is the Beneficial Owner of in the aggregate more than three percent of the outstanding shares of Common Stock of the Corporation and who or which has purchased or agreed to purchase any of such shares within the most recent two-year period.

                  (5) A "person" shall mean any individual, firm, partnership, corporation or other entity.

                  (6) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on December 31, 1997; provided, however, and without limitation that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether

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         such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such Voting Stock.

                  (7) The term "Affiliate", used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

                  (8) The term "Associate", used to indicate a relationship with a specified person, shall mean (A) any corporation, partnership or other organization of which such specified person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the Corporation or any of its parents or subsidiaries and (D) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or any wholly-owned subsidiary of the Corporation).

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                  (9) For the purposes of determining whether a person is a
         Selling Shareholder, the number of shares of Common Stock deemed to be outstanding and the number of shares beneficially owned by the person shall include shares respectively deemed owned through application of paragraph (6) of this Section (b) but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, or shares of the Selling Shareholder whose acquisition of more than three percent of the outstanding shares of Common Stock of the Corporation within the most recent two-year period results from other than a purchase or agreement to purchase or vote shares of the Corporation.

                  (10) Nothing contained in this ARTICLE TENTH shall be construed to relieve any Selling Shareholder from any fiduciary obligation imposed by law.

                  (11) The Board of Directors of the Corporation shall have the power to determine the application of or compliance with this ARTICLE TENTH, including, without limitation, (i) whether a person is a Selling Shareholder; (ii) whether a person is an Affiliate or Associate of another; (iii) whether Section (a) is or has become applicable in respect of a proposed transaction; (iv) what is the Market Price and whether a price is above Market Price; and (v) when or whether a purchase or agreement to purchase any share or shares

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         of Common Stock of the Corporation has occurred and when or whether a person has become a Beneficial Owner of any share or shares of Common Stock of the Corporation. Any decision or action taken by the Board of Directors arising out of or in connection with the construction, interpretation and effect of this ARTICLE TENTH shall lie within their absolute discretion and shall be conclusive and binding except in circumstances involving bad faith.

                  ELEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

                  TWELFTH. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited if a judgment or other final adjudication adverse to the director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA's amended provisions pertain. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

                  IN WITNESS WHEREOF, OMI Corp., has caused these Articles of Incorporation to be signed by Vincent de Sostoa, its Senior Vice President, and attested by Fredric S. London, its Secretary, on the 30th day of December, 1997.


                                                  OMI CORP.


                                                  By /s/ Vincent de Sostoa
                                                    ----------------------------
                                                    Name: Vincent de Sostoa
                                                    Title: Senior Vice President

Attest:

By /s/ Fredric S. London, Esq.
  ------------------------------
  Name: Fredric S. London, Esq.
  Title: Secretary

                                      -23-